                                                                   EXHIBIT 10.95








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                                      1998

                            MANAGEMENT INCENTIVE PLAN

                                EFFECTIVE 1/1/98



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                                     PURPOSE


It is deemed desirable and in the best interests of the Stockholders and Corporation that a portion of total compensation be made available to key employees, in the form of incentive opportunity, when they discharge their responsibilities in a manner which makes a measurable contribution to the Corporation.

This is a general summary description of the Plan and is provided as an information communication to Plan participants. A detailed Plan document is available through the Vice President, Human Resources and upon request, any participant may review the full text.

CONCEPT

Participants are eligible to earn an annual incentive award based on attainment of pre-approved Total Company Region Area, Division, Safety, and Key Measures goals. Participants are assigned a target incentive award stated as a percent of base salary. The target incentive award, or a greater or lesser amount as based on a preset schedule, will be calculated at year-end based on the attainment of predetermined goals. The Plan year shall be January 1, 1998 - December 31, 1998.


ELIGIBILITY

Eligibility for participation in the Plan will be limited to those key employees who, by the nature and scope of their position, regularly and directly make or influence policy or operating decisions which impact the profitability and earnings results of the Company. However, employees participating in a sales incentive, or commission arrangement, or those covered by a consulting agreement, shall be excluded from participation in this Plan.


PARTICIPATION

Participation in the Plan shall be determined annually and approved by the Board of Directors. The Board shall base its approval upon the recommendations of the Compensation Committee of the Board of Directors. Employees approved for participation shall be notified of their selection as soon after approval as practicable.


PARTIAL PLAN YEAR PARTICIPATION

The Board may allow an individual who becomes eligible during the Plan year to participate in the Plan. In such case, the participant's final award shall be prorated based on the number of full months of participation during the pertinent year.

A participant whose incentive category level is changed during the Plan year shall receive a bonus based on the number of months spent in each incentive category during the Plan year. The pro-ration shall be determined by multiplying the final award for a full year of participation at each incentive category level by a fraction; the numerator of which shall be the number of months spent at the incentive category level and the denominator of which shall be twelve
(12). The participant's final award shall be the sum of the prorated awards calculated for the time spent at each incentive category level, with consideration to changes in base salary, when appropriate.


GOALS

TARGET INCENTIVE - At the beginning of each Plan year, the Board shall establish the target incentive levels for participants. The target incentive (expressed as a percent of salary) will vary according to the participant's duties and responsibilities.

PERFORMANCE GOALS - The Board shall establish, at the beginning of each Plan year, a planned level of performance at which participant bonus awards shall be earned. The Board also shall establish a range of performance levels at which the maximum and minimum incentive awards shall be earned.

ADJUSTMENT OF PERFORMANCE TARGETS - The Board shall have the right to adjust the performance goals (either up or down) during the Plan year if it determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals and unduly influenced the Company's ability to meet them.

At the end of each Plan year, final awards shall be computed for each participant. Participants must be actively employed by the Company on the last day of the Plan year to receive an award for that Plan year. Final award amounts, may be adjusted (either up or down) based on the Board's assessment of Company performance results. Further, the Board shall have the right to adjust the performance goals and the final award amounts in the event of a Plan year consisting of less than twelve (12) months. Notwithstanding anything here into the contrary, the Board of Directors shall not make any such adjustment after December 31, 1998.


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HOW THE PLAN WORKS

1. TARGET INCENTIVE - Target incentives are based on level of responsibility, expressed as a percent of annual salary and represent a reasonable and competitive incentive opportunity for the achievement of an Earnings Per Share (EPS) goal pre-bonus for Total Company and EBIT goals for Region Area or Division. January 1, 1998 base salary is used for calculations under this plan, along with promotional adjustments or other salary changes that occur during the Plan year. Such changes will be made on pro-rata basis, using whole months. Participant target incentives are:


                                                                      TARGET INCENTIVE EXPRESSED
     PARTICIPANT INCENTIVE CATEGORY                                     AS A % OF BASE SALARY
     ------------------------------                                   --------------------------
      President & CEO                                                             80.0%
      Executive Vice Presidents                                                   60.0%
      RVP's, Corp. Officers & Executive Committee Members                         40.0%
      Other Officers/Staff Directors/Area Managers                                33.0%
      Other Participants                                                   20.0%, 15.0%, 10.0%


      The Chairman and Chief Executive Officer shall participate in this Plan, receiving incentive awards, as determined by the Board of Directors.

2. WEIGHTING OF TARGET INCENTIVE - The Plan contains an EPS goal to reward Total Company performance, EBIT goals to reward Region Area or Division performance, and Safety goals to reward safety performance. Participant's target incentives are weighed as follows:


                        WEIGHTING BY ORGANIZATIONAL LEVEL
                        ---------------------------------

      ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
                                TOTAL                                                                        SAFETY
         PARTICIPANTS          COMPANY            REGION               AREA             DIVISION*        PERFORMANCE**
      ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
      ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

      Officers                  100%
      ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
      Corporate
      Staff                     100%
      ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
      Region
      Staff                      25%                75%
      ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
      Area
      Managers                   25%                25%               37.5%                                  12.5%
      ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
      Division
      Managers &
      Staff                      25%                                   25%                37.5%              12.5%
      ------------------- ------------------ ------------------ ------------------- ------------------ -------------------


*        Two facilities in one location are not measured separately, i.e.,
         Minneapolis: Brooklyn Park & Eagan, etc.
**       Safety targets are provided through separate correspondence.



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3.       POSSIBLE PAYOUTS (BASED ON PERFORMANCE) FOR TOTAL COMPANY, REGION AREA,
         OR DIVISION PERFORMANCE


         a) Total Company Performance will be calculated on Earnings Per Share (EPS) using the following scale:


                                                                    EPS                           PAYOUT AS PERCENT OF
                  LEVEL OF PERFORMANCE                       PERCENT OF 97 EPS                  TARGET BONUS OPPORTUNITY
                  --------------------                       -----------------                  ------------------------

                      Maximum                                     125%                                  150%
                       Target                                     115%                                  100%
                      Minimum                                     110%                                   50%


         b) Region Area and Division performance will be calculated on the following scale. Bonuses earned under this scale will be limited to the lesser of Total Company performance or actual Region Area or Division performance achieved. However, a "pool" will be established equal to field bonuses at the Total Company less field bonuses paid, to be shared among the field locations that performed at a rate higher than the Total Company rate.


                                                                    EBIT                          PAYOUT AS PERCENT OF
                  LEVEL OF PERFORMANCE                       PERCENT OF 97 EPS                  TARGET BONUS OPPORTUNITY
                  --------------------                       -----------------                  ------------------------

                      Maximum                                     111%                                  150%
                       Target                                     107%                                  100%
                      Minimum                                     105%                                   50%


         c) Discretionary Award - A Discretionary bonus will be set aside for the use of the Compensation Committee of the Board of Directors to reward extraordinary performance at the Region Area and Division level(s). Such discretionary bonus will be over and above any other bonus entitlements.



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GENERAL PROVISIONS


OTHER

1. The Compensation Committee shall review performance against goals at the conclusion of the Plan and shall approve awards for individuals eligible to participate in this Plan.

2. The judgement of the Compensation Committee in construing this Plan or any provision thereof, or in making any decision hereunder, shall be final and binding upon all participants and their beneficiaries, heirs, executors, personal representatives and assigns.

3. Except as expressly provided in point 6 below, nothing herein contained shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the Officers and the Board of Directors to change the duties or the character of employment of any employee of the Company or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.

4. Except as expressly provided in point 6 below, no award will be paid an individual who is not a regular full time employee in good standing when the Plan concludes, except an award may be considered in the event of retirement or death of a participant during the Plan year, at the discretion of the Compensation Committee.

5. Except as expressly provided in point 6 below, the awards to participants shall become a liability of the Company when the plan concludes, and all payments to be made hereunder will be made as soon as practicable thereafter.

6. In the event the involuntary termination of a participant occurs prior to the conclusion of this Plan, he or she may be entitled to payment of a reduced award for the year at the discretion of the Compensation Committee. Such award shall be paid to such employee as soon as practicable after awards have been approved. For purposes of understanding "involuntary termination" shall mean actual or express termination of employment by the Company for its convenience, or any of its subsidiaries, provided, however, that in no event shall it include a termination based upon (a) any willful and continued failure to substantially perform assigned duties (other than as a result of incapacity) after demand giving specifics have been made for such performance, or (b) any willful misconduct which is materially injurious to the Company or any of its subsidiaries. As used here, the word "willful" means any act done or omitted to be done not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.